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                                                                    EXHIBIT 99.1

                                 RISK FACTORS

LIMITED HISTORY AS AN ICP; RISKS RELATING TO IMPLEMENTATION OF NEW STRATEGY

          Although the Company has sold integrated telecommunications services for over 14 years, it sold local telephone services as an agent for Bell Atlantic Corp. ("Bell Atlantic") until December 1997 and only began offering such services as an integrated communications provider ("ICP") under its own brand name after that time. As a result of the Company terminating its agency relationship with Bell Atlantic, agency revenues, which accounted for approximately 71% of the Company's revenues for the nine month period ended December 31, 1997 are no longer generated by the Company. For the fourth quarter ended March 31, 1998, agency revenues decreased from $8.4 million to $194,000 and total revenues decreased from $11.5 million to $6.2 million. There can be no assurance that the Company's prior experience in the sale of telecommunications services as a sales agent will result in the Company generating sufficient cash flow to service its debt obligations or to compete successfully under its new strategy.

          The Company plans to deploy its own Integrated Communications Network ("ICN"). The Company has no experience in deploying, operating and maintaining a telecommunications network. The Company's ability to successfully deploy its ICN will require the negotiation of interconnection agreements with incumbent local exchange carriers ("ILECs"), which can take considerable time, effort and expense and which are subject to federal, state and local regulation. There can be no assurance that the Company will be able to successfully negotiate such agreements or to effectively deploy, operate or maintain its facilities or increase or maintain its cash flow from operations by deploying a network. Further, there can be no assurance that the packet-switched design of the network will provide the expected functionality in serving its target market or that customers will be willing to migrate the provision of their services onto the Company's network. The Company has engaged a network services integrator to design, engineer and manage the buildout of the ICN in the Company's existing markets. Any failure or inability by the network integrator to perform these functions could cause delays or additional costs in providing services to customers and building out the Company's ICN in specific markets. Any such failure could materially and adversely affect the Company's business and results of operations.

          If the Company fails to effectively transition to an ICP platform, fails to obtain or retain a significant number of customers or is unable to effectively deploy, operate or maintain its network, such failure could have an adverse effect on the Company's business, results of operations and financial condition. In addition, the implementation of its new strategy and the deployment of its network has increased and will continue to increase the Company's expenses significantly. Accordingly, the Company expects to incur significant negative cash flow during the next several years as it implements its business strategy, penetrates its existing markets as an ICP, enters new markets, deploys its ICN and expands its service offerings. There can be no assurance that the Company will achieve and sustain profitability or positive net cash flow.

CAPITAL REQUIREMENTS AND UNCERTAINTY OF FINANCING

          The Company has obtained a commitment for an interim credit facility (the "Interim Facility") from its current lender. The Interim Facility, which would mature on June 30, 1999, would provide secured revolving loans of up to $20 million to refinance the Credit Facility, to fund capital expenditures and operating losses and for general corporate purposes. The commitment, which is subject to certain conditions, extends to September 30, 1998. To satisfy one of those conditions, the Company has received a commitment from Spectrum to purchase $5 million of Preferred Stock which extends until June 30, 1999. The Company believes that the Interim Facility and the Interim Spectrum Financing, if required, together with cash on hand would be sufficient to refinance the Company's existing credit facility and fund the Company's existing operations for at least the next 12 months. However, CTC would be required to delay its proposed geographic expansion and deployment of facilities or to obtain additional financing within the next 6 months.

          The implementation of the Company's business plan to further penetrate its existing markets as an ICP, deploy the ICN in its existing markets, expand its sales presence into six additional states in the Boston-Washington D.C. corridor and enhance the CTC Information System and the repayment of the Credit Facility will require the Company to raise significant capital. The Company has been seeking and is actively engaged in the negotiation of commitments with alternative sources of long term financing to fund its business plans. Although the Company is highly optimistic that it will be successful in obtaining such financing based upon its negotiations, there can be no assurance that the Company will be able to consummate financing in the amount, on the terms and on the schedule required to implement the Company's business plan, if at all.

          The timing and amount of the Company's actual capital requirements may be materially affected by many factors, including the timing and availability of financing, the timing and actual cost of expansion into new markets and deployment of the ICN, the extent of competition and pricing of telecommunications services in its markets, acceptance of the Company's services, technological change and potential acquisitions. Sources of funding




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the Company's capital requirements may include public offerings or private placements of equity or debt securities, vendor financing and bank loans. There can be no assurance that financing will be available to the Company or, if available, that it can be obtained on a timely basis and on terms acceptable to the Company. Failure to obtain financing when required could result in the delay or abandonment of the Company's business plans which could intern have a material adverse effect on the Company.

HIGH LEVERAGE; POSSIBLE INABILITY TO SERVICE INDEBTEDNESS

          If the any of the proposed financings are consummated, the Company will be highly leveraged. The degree to which the Company is leveraged could have important consequences to the Company's future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) limiting the flexibility of the Company in planning for, or reacting to, changes in its business; (iii) leveraging the Company more highly than some of its competitors, which may place it at a competitive disadvantage; (iv) increasing its vulnerability in the event of a downturn in its business or the economy generally; and (v) requiring that a substantial portion of the Company's cash flow from operations be dedicated to the payment of principal and interest on the Notes and not be available for other purposes.

          The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness, or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized or will be sufficient to enable the Company to service its indebtedness, or to fund its other liquidity needs. There can be no assurance that the Company will be able to refinance all or a portion of its indebtedness on commercially reasonable terms or at all. If the Company does not generate sufficient cash flow to meet its debt service and working capital requirements, the Company may need to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, the sale of assets or seeking additional equity and/or debt financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

DEPENDENCE ON IN-HOUSE BILLING AND INFORMATION SYSTEM

          The accurate and prompt billing of the Company's customers is essential to the Company's operations and future profitability. The Company's expected growth and deployment of its ICN could give rise to additional demands on the CTC Information System, and there can be no assurance that it will perform as expected. The failure of the Company to adequately identify all of its information and processing needs (including Year 2000 compliance), the failure of the CTC Information System or the failure of the Company to upgrade the CTC Information System as necessary could have a material adverse effect on the Company and its results of operations.

DEPENDENCE ON SUPPLIER PROVIDED TIMELY AND ACCURATE CALL DATE RECORDS; BILLING AND INVOICE DISPUTES

          In its reseller business, the Company is dependent upon the timely receipt and accuracy of call data records provided to it by its suppliers. There can be no assurance that accurate information will consistently be provided by suppliers or that such information will be provided on a timely basis. Failure by suppliers to provide timely and accurate detail would increase the length of the Company's billing and collection cycles and adversely effect its operating results. The Company pays its suppliers according to the Company's calculation of the charges applicable to the Company
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based on supplier invoices and computer tape records of all such calls provided by suppliers which may not always reflect current rates and volumes. Accordingly, a supplier may consider the Company to be in arrears in its payments until the amount in dispute is resolved. There can be no assurance that disputes with suppliers will not arise or that such disputes will be resolved in a manner favorable to the Company. In addition, the Company is required to maintain sophisticated billing and reporting systems to service the large volume of services placed over its networks. As resale volumes increase, there can be no assurance that the Company's billing and management systems will be sufficient to provide the Company with accurate and efficient billing and order processing capabilities.

DEPENDENCE ON NETWORK INFRASTRUCTURE AND PRODUCTS AND SERVICES OF OTHERS

          The Company does not currently own any part of a local exchange or long distance network and depends entirely on facilities-based carriers for the transmission of customer traffic. After the deployment of the ICN, it will still rely, at least initially, on others for circuit switching of local voice calls and on fiber optic backbone transmission facilities. There can be no assurance that such switching or transmission facilities will be available to the Company on a timely basis or on terms acceptable to the Company. The Company's success in marketing its services requires that the Company provide superior reliability, capacity and service. Although the Company can exercise direct control of the customer care and support it provides, most of the services that it currently offers are provided by others. Such services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Such problems, although not the result of failures by the Company, can result in dissatisfaction among its customers.

          In addition, the Company's ability to provide complete telecommunications services to its customers will be dependent to a large extent upon the availability of telecommunications services from others on terms and conditions that are acceptable to the Company and its customers. There can be no assurance that government regulations will continue to mandate the availability of some or all of such services or that the quality or terms on which such services are available will be acceptable to the Company or its customers.

CUSTOMER ATTRITION

          The Company's operating results may be significantly affected by its reseller customer attrition rates. There can be no assurance that customers will continue to purchase long distance or other services through the Company in the future or that the Company will not be subject to increased customer attrition rates. The Company believes that the high level of customer attrition in the industry is primarily a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors. There can be no assurance that customer attrition rates will not increase in the future, which could have a material adverse effect on the Company's operating results.

ABILITY TO MANAGE GROWTH; RAPID EXPANSION OF OPERATIONS

          The Company is pursuing a new business plan that, if successfully implemented, will result in rapid growth and expansion of its operations, which will place significant additional demands upon the Company's current management. If this growth is achieved, the Company's success will depend, in part, on its ability to manage this growth and enhance its information, management, operational and financial systems. There can be no assurance that the Company will be able to manage expanding its operations. The Company's failure to manage growth effectively could have a material adverse
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effect on the Company's business, operating results and financial condition.

POTENTIAL IMPACT OF THE BELL ATLANTIC LITIGATION AND THE TRO

          In December 1997, the Company filed suit against Bell Atlantic for breaches of its agency contract, including the failure of Bell Atlantic's retail division to pay $14 million in agency commissions (approximately $11.3 million as of July 10, 1998) owed to the Company. The Company intends to pursue this suit vigorously. Although the Company believes the collection of the agency commissions sought in the suit is probable, there can be no assurance that the Company will be successful in collecting these commissions. If the Company fails to collect any of the amounts sought or if their collection becomes less than probable, the Company would be required to write off the amounts reflected in its financial statements that it is unable to collect or for which collection becomes less than probable. Delay in the collection or write-off of the agency commissions sought may adversely affect the Company.

          In the Company's litigation against Bell Atlantic, Bell Atlantic obtained a temporary restraining order (the "TRO") prohibiting the Company until December 30, 1998 from marketing certain local telecommunications services to any Bell Atlantic customer for whom the Company was responsible for account management, or to whom the Company sold Bell Atlantic services, during 1997. Although the Company is seeking to have the TRO modified or dissolved, there is no assurance that it will be successful and the Company's sale of local service to such customer sites could be prohibited until December 30, 1998. The inability of the Company to sell local telephony services to such customers until such date may continue to adversely affect the Company's business. In addition, the Company must use Bell Atlantic infrastructure for nearly all of the local telephony services that it currently provides and, although Bell Atlantic is prohibited by federal law from discriminating against the Company, there can be no assurance that the litigation with Bell Atlantic will not negatively affect the Company's relationships with Bell Atlantic's wholesale division.

DEPENDENCE ON KEY PERSONNEL

          The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its management, particularly members of its senior management team. The loss of the services of any of such individuals could have a material adverse effect on the Company's results of operations. The success of the Company will also depend, in part, upon the Company's ability to identify, hire and retain additional key management as well as highly skilled and qualified sales, service and technical personnel. Competition for qualified personnel in the telecommunications industry is intense, and there can be no assurance that the Company will be able to attract and retain additional employees and retain its current key employees. The inability to hire and retain such personnel could have a material adverse effect on the Company's business.

COMPETITION

          The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that it will face substantial and growing competition from a variety of data transport, data networking and telephony service providers due to regulatory changes, including the continued implementation of the Telecommunications Act of 1996 (the "Telecommunications Act"), and the increase in the size, resources and number of such participants as well as a continuing trend toward business combinations and alliances in the industry. The Company faces competition for the provision of integrated telecommunications services as well as competition in each of the individual market segments that comprise the Company's integrated approach. In each of these market segments, the Company faces competition from larger, better capitalized incumbent providers, which have long standing relationships with their customers and greater name recognition than the Company.

REGULATION

          The Company's local and long distance telephony service, and to a lesser extent its data services, are subject to federal, state, and, to some extent, local regulation.

          The Federal Communications Commission (the "FCC") exercises jurisdiction over all telecommunications common
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carriers, including the Company, to the extent that they provide interstate or international communications. Each state regulatory commission retains jurisdiction over the same carriers with respect to the provision of intrastate communications. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public right-of-way. Changes to the regulations imposed by any of these regulators could affect the Company.

          While the Company believes that the current trend toward relaxed regulatory oversight and competition will benefit the Company, the Company cannot predict the manner in which all aspects of the Telecommunications Act will be implemented by the FCC and by state regulators or the impact that such regulation will have on its business. The Company is subject to FCC and state proceedings, rulemakings, and regulations, and judicial appeal of such proceedings, rulemaking and regulations, which address, among other things, access charges, fees for universal service contributions, ILEC resale obligations, wholesale rates, and prices and terms of interconnection and unbundling. The outcome of these rulemakings, judicial appeals, and subsequent FCC or state actions may make it more difficult or expensive for the Company or its competitors to do business. Such developments could have a material effect on the Company. The Company also cannot predict whether other regulatory decisions and changes will enhance or lessen the competitiveness of the Company relative to other providers of the products and services offered by the Company. In addition, the Company cannot predict what other costs or requirements might be imposed on the Company by state or local governmental authorities and whether or not any additional costs or requirements will have a material adverse effect on the Company.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

          As it expands, the Company may pursue strategic acquisitions. Acquisitions commonly involve certain risks, including, among others: difficulties in assimilating the acquired operations and personnel; potential disruption of the Company's ongoing business and diversion of resources and management time; possible inability of management to maintain uniform standards, controls, procedures and policies; entering markets or businesses in which the Company has little or no direct prior experience; and potential impairment of relationships with employees or customers as a result of changes in management. There can be no assurance that any acquisition will be made, that the Company will be able to obtain any additional financing needed to finance such acquisitions and, if any acquisitions are so made, that the acquired business will be successfully integrated into the Company's operations or that the acquired business will perform as expected. The Company has no definitive agreement with respect to any acquisition, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis.

YEAR 2000 COMPLIANCE

          The Company has assessed its systems and expects all of them to be year 2000 compliant by the end of 1998. However, there can be no assurance that all systems will function adequately until the occurrence of year 2000. In addition, if the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, there could be a material adverse effect on the Company.

CONTROL BY PRINCIPAL SHAREHOLDERS; VOTING AGREEMENT

          As of July 10, 1998, the officers and directors and parties affiliated with or related to such officers and directors controlled approximately 48.5% of the outstanding voting power of the Common Stock. Robert J. Fabbricatore, the Chairman and Chief Executive Officer of the Company, beneficially owns approximately 27.5% of the outstanding shares of Common Stock. Consequently, the officers and directors will have the ability to exert significant influence over the election of all the members of the Company's Board, and the outcome of all corporate actions requiring stockholder approval. In addition, Mr. Fabbricatore has agreed to vote the shares beneficially owned by him in favor of the election to the Company's Board of Directors of up to two persons designated by the holders of a majority of the Series A Convertible Preferred Stock.

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IMPACT OF TECHNOLOGICAL CHANGE

The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. The Company believes that its long-term success will increasingly depend on its ability to offer integrated telecommunications services that exploit advanced technologies and anticipate or adapt to evolving industry standards. There can be no assurance that (i) the Company will be able to offer new services required by its customers, (ii) the Company's services will not be economically or technically outmoded by current or future competitive technologies, (iii) the Company will have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings (iv) all or part of the ICN or the CTC Information System will not be rendered obsolete, (v) the cost of the ICN will decline as rapidly as that of competitive alternatives, or (vi) lower retail rates for telecommunications services will not result from technological change. In addition, increases in technological capabilities or efficiencies could create an incentive for more entities to become facilities-based ICPs. Although the effect of technological change on the future business of the Company cannot be predicted, it could have a material adverse effect on the Company's business, results of operations and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of developments related to the Company's business, or that of its competitors, its industry group or its customers, fluctuations in the Company's results of operations, a shortfall in results of operations compared to analysts' expectations and changes in analysts' recommendations or projections, sales of substantial amounts of securities of the Company into the marketplace, regulatory developments affecting the telecommunications industry or data services or general conditions in the telecommunications industry or the worldwide economy, could cause the market price of the Common Stock to fluctuate substantially.

ABSENCE OF DIVIDENDS

     The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Series A Convertible Preferred Stock restrict, and the terms of future debt financings are expected to restrict, the ability of the Company to pay dividends on the Common Stock.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS AND ISSUANCES OF PREFERRED STOCK

     Certain provisions of the Company's Articles of Organization and Bylaws and the Massachusetts Business Corporation Law may have the effect of delaying, deterring or preventing a change in control of the Company or preventing the removal of incumbent directors. The existence of these provisions may have a negative impact on the price of the Common Stock and may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Company's Board of Directors has the authority without action by the Company's stockholders to issue shares of the Company's Preferred Stock and to fix the rights, privileges and preferences of such stock, which may have the effect of delaying, deterring or preventing a change in control. Certain provisions of the Company's outstanding Series A Convertible Preferred Stock which provide for payment of the liquidation preference in cash upon the consummation of certain transactions may have the effect of discouraging third parties from entering into such transactions.